Exhibit 99.1

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	April 26, 2006
Naperville, Illinois 60563 U.S.A.
MEDIA CONTACT
Tel: +1.630.798.8800	George Stenitzer
Fax: +1.630.798.2000	+1.630.798.3800
www.tellabs.com	george.stenitzer@tellabs.com

INVESTOR CONTACT
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs first-quarter revenue grows 18% to $515 million

Naperville, Ill. —  Tellabs today reported first-quarter 2006 revenue of $515 million, up 18% from $436 million in the first quarter of 2005.

On a GAAP basis, Tellabs earned $52 million or 11 cents per share compared with $1 million or less than one cent per share in the first quarter of 2005. On a non-GAAP basis, Tellabs earned $65 million or 14 cents per share, more than double $26 million or 6 cents a share in the first quarter of 2005. Non-GAAP results exclude $11 million in stock-option expense and $9 million in amortization of purchased intangibles and deferred stock compensation associated with acquisitions.

“Broad customer demand drove double-digit revenue growth across Tellabs’ broadband, transport and services businesses,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Tellabs continues to build momentum as our customers advance wired and wireless networks to deliver video and broadband services.”

Beginning with first-quarter 2006 results released today, Tellabs is reporting results in three segments that reflect the way it operates the business now.

Broadband — Revenue from the broadband segment totaled $260 million, up 14% from $228 million in the first quarter of 2005. Within the broadband segment, access product revenue totaled $164 million, up 28% from $128 million in the first quarter of 2005; managed access product revenue totaled $74 million, down 22% from $94 million a year ago; and broadband data product revenue more than tripled to $22 million from $7 million a year ago.

Transport — Revenue from the transport segment totaled $214 million, up 24% from $173 million in the first quarter of 2005, driven by demand from wireless customers. As previously announced, the transport segment includes transport and voice-quality enhancement products.

Services — Services revenue was $41 million, up 18% from $34 million in the first quarter of 2005.

Share Repurchase – Under share repurchase plans previously announced, during the first quarter of 2006 Tellabs repurchased 8.3 million shares for $118 million.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its first-quarter 2006 results. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central time today, until 9 a.m. Central time on Friday, April 28, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs reservation number: 6234555.

Tellabs advances telecommunications networks to meet the evolving needs of end-users. Broadband and transport solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index and the S&P 500. www.tellabs.com.

###

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

2

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	First Quarter
In millions, except per-share data	3/31/06	4/1/05
Revenue
Products	$474.1	$401.3
Services	40.6	34.3
	514.7	435.6
Cost of Revenue
Products	242.2	226.6
Services	30.2	27.1
	272.4	253.7
Gross Profit	242.3	181.9

Gross profit as a percentage of revenue	47.1%	41.8%

Gross profit as a percentage of revenue - products	48.9%	43.5%
Gross profit as a percentage of revenue - services	25.6%	21.0%

Operating Expenses
Research and development	92.9	88.8
Sales and marketing	45.0	46.2
General and administrative	28.1	22.3
Intangible asset amortization	7.0	11.0
Restructuring and other charges	—	13.2
	173.0	181.5

Operating Earnings	69.3	0.4

Other Income
Interest income, net	10.5	5.7
Other income (expense), net	1.4	(2.7)
	11.9	3.0

Earnings Before Income Tax	81.2	3.4
Income tax expense	(28.8)	(2.7)
Net Earnings	$52.4	$0.7

Net Earnings Per Share
Basic	$0.12	$0.00
Diluted	$0.11	$0.00

Weighted Average Shares Outstanding
Basic	449.6	455.8
Diluted	460.0	458.8

Amortization of stock option expense in 2006 and deferred stock compensation in 2006 and 2005 related to acquisitions is included in the following cost and expense categories by period:

Cost of revenue	$1.4	$0.1
Research and development	4.7	2.6
Sales and marketing	2.1	0.1
General and administrative	4.6	0.1
	$12.8	$2.9

TELLABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In millions, except share data	3/31/06	12/30/05
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$493.6	$880.8
Investments in marketable securities	651.0	308.9
	1,144.6	1,189.7

Other marketable securities - Cisco stock	228.8	180.8
Accounts receivable, net of returns and allowances of $6.8 and $8.4	360.8	319.4
Inventories
Raw materials	32.1	28.3
Work in process	11.2	11.7
Finished goods	80.7	69.1
	124.0	109.1
Income taxes	7.4	15.9
Miscellaneous receivables and other current assets	51.9	58.1
Total Current Assets	1,917.5	1,873.0

Property, Plant and Equipment
Land	20.3	20.3
Buildings and improvements	191.4	190.5
Equipment	413.5	403.2
	625.2	614.0
Accumulated depreciation	(329.7)	(313.9)
	295.5	300.1
Goodwill	1,112.3	1,111.9
Intangible Assets, Net of Amortization	110.5	117.2
Other Assets	123.1	112.7
Total Assets	$3,558.9	$3,514.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$94.2	$97.1
Accrued compensation	49.1	83.8
Restructuring and other charges	6.0	7.2
Income taxes	34.0	28.9
Cisco stock loan	228.8	180.8
Other accrued liabilities	130.8	127.4
Total Current Liabilities	542.9	525.2

Long-Term Restructuring Liabilities	22.5	24.0
Income Taxes	99.6	95.9
Other Long-Term Liabilities	55.9	55.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 484,056,903 and 477,045,901 shares issued	4.8	4.8
Additional paid-in capital	1,306.6	1,238.7
Deferred compensation expense	—	(10.9)
Treasury stock, at cost: 35,969,513 and 27,661,859 shares	(441.2)	(322.8)
Retained earnings	1,900.3	1,847.9
Accumulated other comprehensive income	67.5	57.0
Total Stockholders’ Equity	2,838.0	2,814.7
Total Liabilities and Stockholders’ Equity	$3,558.9	$3,514.9

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	First Quarter
In millions	3/31/06	4/1/05
Operating Activities
Net earnings	$52.4	$0.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	25.6	32.1
Stock option expense	10.7	—
Deferred income taxes	(6.5)	(5.2)
Deferred compensation amortization	2.1	3.5
Restructuring and other charges	—	13.2
Net changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(41.6)	37.1
Inventories	(15.2)	(40.7)
Miscellaneous receivables and other current assets	11.5	(1.6)
Other assets	(2.4)	(3.7)
Accounts payable	(2.7)	11.7
Restructuring and other charges	(2.6)	(7.4)
Other accrued liabilities	(32.5)	(36.4)
Income taxes	10.4	3.5
Other long-term liabilities	0.6	0.2
Net Cash Provided by Operating Activities	9.8	7.0

Investing Activities
Capital expenditures	(12.9)	(8.9)
Disposals of property, plant and equipment	0.2	—
Payments for purchases of investments	(495.3)	(249.4)
Proceeds from sales and maturities of investments	163.2	269.6
Net Cash Provided by (Used for) Investing Activities	(344.8)	11.3

Financing Activities
Proceeds from issuance of common stock under option plans	64.1	1.4
Repurchase of common stock	(118.4)	(118.7)
Net Cash Used for Financing Activities	(54.3)	(117.3)
Effect of Exchange Rate Changes on Cash	2.1	(9.0)
Net Decrease in Cash and Cash Equivalents	(387.2)	(108.0)
Cash and Cash Equivalents - Beginning of Year	880.8	292.9
Cash and Cash Equivalents - End of Period	$493.6	$184.9

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may”, “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

Prior to 2006, we reported our results of operations on the basis of the Company operating in a single segment. Beginning with the first quarter of 2006, we are reporting operating results for three segments:  Broadband products, Transport products and Services. Under applicable accounting rules, the number of segments a company has is determined by the way the company’s chief operating decision maker (in Tellabs’ case, our CEO) assesses performance and allocates resources. During the first quarter of this year, we began assessing performance on less of a consolidated basis than in previous reporting periods. Specifically, we are focusing on revenue and profitability measures for product and service categories that make up the three segments mentioned above.

The Broadband products segment includes products that enable the delivery of bundled voice, video and high-speed Internet/data services over fiber-based networks and enable service providers to leverage existing infrastructure to integrate Frame Relay, ATM, Ethernet and IP data networks onto a converged MPLS infrastructure. Product offerings include the Tellabs® 1000 multi-service access series, the Tellabs® 1100 multi-service access series and the Tellabs® 1600 optical network terminal series (access products); the Tellabs® 2300 cable telephony distribution system, the Tellabs® 6300 managed transport system and the Tellabs® 8100 managed access system (managed access products); and the Tellabs® 8600 managed edge system and the Tellabs® 8800 multiservice router series (broadband data products).

The Transport products segment includes products that enable service providers to manage bandwidth. Product offerings include the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 5500NGX transport switch, the Tellabs® 6500 transport switch, the Tellabs® 7100 optical transport system and the Tellabs® 3000 voice-quality enhancement products.

The Services segment delivers installation, support services and professional consulting to customers of the Transport and Broadband product segments.

We also adopted SFAS 123(R) at the beginning of our first quarter of 2006 using the modified prospective method. The first-quarter results for 2006 include $10.7 million of stock option expense. No stock option expense is included in the first-quarter 2005 results.

For the first quarter of 2006, our revenue grew 18% to $514.7 million compared with the first quarter of 2005 due to an increase in revenue in all three operating segments. On a geographic basis, North America revenue was 80.0% in the quarter compared with 74.4% in the comparable period in 2005, with international revenue at 20.0% in the quarter compared with 25.6% in the comparable period in 2005. Margins increased to 47.1% in the first quarter compared with 41.8% in the comparable period of 2005. Overall operating expenses declined by $8.5 million compared with the same quarter in 2005 due to reduced charges for intangible amortization and restructuring and other charges. Net earnings were $52.4 million or $0.11 per share compared with $0.7 million or less than one cent per share in the same period of 2005.

Revenue

Products

Revenue from products increased $72.8 million to $474.1 million in the first quarter of 2006 from $401.3 million in the first quarter of 2005. The increase in revenue came from both product segments.

Revenue from Transport products increased $41.4 million to $214.4 million in the first quarter of 2006 from $173.0 million in the comparable quarter of 2005. The increase in Transport products revenue reflects demand from wireless carriers as they continue to build out their networks.

Revenue from Broadband products increased $31.4 million to $259.7 million in the first quarter of 2006 from $228.3 million in the first quarter of 2005. Within the Broadband segment, revenue from fiber access platforms increased due principally to higher volumes of ONT’s; and revenue from broadband data products improved due to a larger customer base which reflects the continuing successful rollout of these products. Partially offsetting this increase was a decrease in revenue from our managed access systems.

Services

Revenue from Services increased $6.3 million to $40.6 million in the first quarter of 2006 from $34.3 million in the first quarter of 2005. The increase reflects growth in system installations in the deployment services business following the increased product sales as well as a focused effort on increasing support agreement renewals in the first quarter of 2006.

Gross Margin

	First Quarter
	2006	2005	% Point Change
Consolidated	47.1%	41.8%	5.3%
Products	48.9%	43.5%	5.4%
Services	25.6%	21.0%	4.6%

The 5.3 percentage point increase in consolidated margin is due primarily to a lower cost version of ONTs that was introduced in the second half of 2005 and higher services margins. The higher services margin was due primarily to an increase in service revenue.

Operating Expenses

	First Quarter			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$92.9	$88.8	$4.1	18.0%	20.4%
Sales and marketing	45.0	46.2	(1.2)	8.7%	10.6%
General and administrative	28.1	22.3	5.8	5.5%	5.1%

Subtotal	166.0	157.3	8.7	32.3%	36.1%

Intangible asset amortization	7.0	11.0	(4.0)
Restructuring and other charges	—	13.2	(13.2)
All Operating Expenses	$173.0	$181.5	$(8.5)

Overall operating expenses declined by $8.5 million compared with the same quarter in 2005 due to reduced charges for intangible amortization and restructuring and other charges. These expenses include $9.3 million in stock option expense in the first quarter of 2006.

Other Income

	First Quarter
	2006	2005	Change
Interest income, net	$10.5	$5.7	$4.8
Other income (expense), net	1.4	(2.7)	4.1
Total	$11.9	$3.0	$8.9

Other income increased by $8.9 million in the first quarter of 2006 compared with the first quarter of 2005 due to larger invested balances and higher interest rates. The first quarter of 2005 includes a $2.0 million loss on marketable securities.

Income Taxes

For the first quarter of 2006 we recorded a tax expense of $28.8 million compared to a tax expense of $2.7 million for the first quarter of 2005. Our tax expense increased due to higher income earned from both domestic and foreign operations.

Segments

Revenue

	First Quarter
	2006	2005	Change
Broadband products	$259.7	$228.3	13.8%
Transport products	214.4	173.0	23.9%
Services	40.6	34.3	18.4%
Total revenue	$514.7	$435.6	18.2%

Segment Profit *

	First Quarter
	2006	2005	Change
Broadband products	$21.4	$8.5	151.8%
Transport products	122.8	80.1	53.3%
Services	11.3	7.2	56.9%
Total segment profit	$155.5	$95.8	62.3%

*Segment profit is defined as gross profit less research and development expense. For this purpose the impact of stock option expense, amortization of purchased deferred stock compensation and intangibles, and restructuring and other charges are excluded from the calculation.

[Supplemental historical segment data for the second, third and fourth quarters of 2005 is included on the last page of this document.]

Broadband Products

Revenue

Revenue from the Broadband segment increased $31.4 million to $259.7 million in the first quarter of 2006 from $228.3 million in the first quarter of 2005. Continuing customer rollout of their fiber access programs helped increase revenue from access products to $164.2 million from $127.8 million in the year-ago quarter. Excluding $5 million of pass-thru revenue associated with video builds, in the first quarter of 2006 revenue from fiber platforms was approximately 56% of access product revenue, with the balance being copper-access platforms. Revenue from managed access products declined to $73.7 million from $93.9 million in the first quarter of 2005. Revenue from broadband data products grew to $21.9 million from $6.6 million last year on the strength of a larger customer base.

Segment Profit

For the first quarter of 2006, our Broadband segment profit increased to $21.4 million from $8.5 million in the first quarter of 2005 driven by a 13.8% increase in revenue and higher gross margin.

Transport Products

Revenue

Revenue from Transport products increased $41.4 million to $214.4 million in 2006 from $173.0 million in 2005. We saw improvement in our Tellabs® 5500 wide-band cross-connect products driven by continued demand from wireless customers as they continued to build out their networks. Approximately 30% of first quarter revenue from Tellabs® 5500 wideband cross-connect products came from new systems, system expansions and upgrades, which we believe indicates that our customers continue to invest in this platform. The remaining 70% consisted of port-card equipment growth on installed base and compares with approximately 62% in the first quarter of 2005. We shipped approximately 2.8 million T-1 equivalents during the first quarter of 2006 compared with 1.8 million T-1 equivalents in the first quarter of 2005.

Segment Profit

For the first quarter of 2006, our Transport segment profit increased by 53.3% to $122.8 million from $80.1 million in the comparable period of 2005. The increase is primarily due to higher revenue from Tellabs®  5500 systems and tight control over research and development expenses.

Services

Revenue

Revenue from Services increased $6.3 million to $40.6 million in the first quarter of 2006 from $34.3 million in the first quarter of 2005. The improvement reflects a higher revenue from installation services and an increase in revenue from support agreements.

Segment Profit

Services segment profit increased by $4.1 million to $11.3 million in the first quarter of 2006 from $7.2 million in the first quarter of 2005.  The increase in segment profit was largely driven by the increase in Services revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,144.6 million, which decreased by $45.1 million during the quarter. The decrease was driven by a use of cash from financing activities of $54.3 million, which includes $118.4 million for the repurchase of 8.3 million shares of our common stock under our stock repurchase plans, partially offset by $64.1 million in proceeds from the issuance of common stock under option plans. The $54.3 million use of funds was partially offset by $9.8 million in cash generated by our operations. We have $89.0 million available to purchase additional stock under our two stock repurchase plans as of March 31, 2006.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock, for operating activities and other purposes. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

NON-GAAP RESULTS OF OPERATIONS (1)

(Unaudited)

	First Quarter
In millions, except per-share data	3/31/06	4/1/05	Change
Revenue
Products	$474.1	$401.3
Services	40.6	34.3
	514.7	435.6	18.2%
Cost of Revenue
Products	241.7	226.5
Services	29.3	27.1
	271.0	253.6
Gross Profit	243.7	182.0	33.9%

Gross profit as a percentage of revenue	47.3%	41.8%	5.6%

Gross profit as a percentage of revenue - products	49.0%	43.6%	5.5%
Gross profit as a percentage of revenue - services	27.8%	21.0%	6.8%

Operating Expenses
Research and development	88.2	86.2
Sales and marketing	42.9	46.1
General and administrative	23.5	22.2
	154.6	154.5

Operating Earnings	89.1	27.5

Other Income
Interest income, net	10.5	5.7
Other income (expense), net	1.4	(2.7)
	11.9	3.0

Earnings Before Income Tax	101.0	30.5
Income tax expense	(35.8)	(4.3)
Net Earnings	$65.2	$26.2

Net Earnings Per Share
Basic	$0.15	$0.06
Diluted	$0.14	$0.06

Weighted Average Shares Outstanding
Basic	449.6	455.8
Diluted	460.0	458.8

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including  significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	First Quarter 2006 (a)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$272.4	(1.4)	$271.0

Gross Profit	242.3	1.4	243.7

Operating Expenses	173.0	(18.4)	154.6

Other Income	11.9	0.0	11.9

Income Tax Expense	(28.8)	(7.0)	(35.8)

Net Earnings	52.4	12.8	65.2

Earnings Per Share - Basic	$0.12	$0.03	$0.15
Earnings Per Share - Diluted	$0.11	$0.03	$0.14

	First Quarter 2005 (b)
	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$253.7	$(0.1)	$253.6

Gross Profit	181.9	0.1	182.0

Operating Expenses	181.5	(27.0)	154.5

Other Income	3.0	0.0	3.0

Income Tax Expense	(2.7)	(1.6)	(4.3)

Net Earnings	0.7	25.5	26.2

Earnings Per Share - Basic	$0.00	$0.06	$0.06
Earnings Per Share - Diluted	$0.00	$0.06	$0.06

(a)	The $1.4 million charge to Cost of Revenue reflects stock option expense.

The $18.4 million charge to Operating Expenses reflects $9.3 million for stock option expense, $7.0 million for amortization of purchased intangible assets, and $2.1 million for amortization of deferred compensation related to acquisitions.

(b)	The $0.1 million charge to Cost of Revenue reflects the amortization of deferred compensation related to acquisitions.

The $27.0 million charge to Operating Expenses reflects $11.0 million for amortization of purchased intangible assets, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the U.S., $3.0 million for the impairment of property, plant and equipment disposed of or held for sale, $2.8 million for amortization of deferred compensation related to acquisitions, $0.4 million in additional loss on the sale of the Denmark facility, and a $1.2 million net accrual reversal for excess leased facilities due to favorable sublease activity.

Tellabs, Inc.

2005 Supplemental Historical Segment Data

(Unaudited)

Because Tellabs did not report in segments in 2005, we are providing the following supplemental segment comparison data for the second, third and fourth quarters of 2005.

Revenue

	2005
	2nd Quarter	3rd Quarter	4th Quarter
Broadband products	$247.6	$264.1	$302.1
Transport products	169.7	156.1	175.4
Services	45.2	43.7	43.9
Total revenue	$462.5	$463.9	$521.4

Segment Profit*

	2005
	2nd Quarter	3rd Quarter	4th Quarter
Broadband products	$37.4	$48.8	$61.5
Transport products	74.1	76.1	87.2
Services	15.4	10.5	14.4
Total segment profit	$126.9	$135.4	$163.1

*Segment profit is defined as gross profit less research and development expense.  For this purpose the impact of stock option expense, amortization of purchased deferred stock compensation and intangibles, and restructuring and other charges are excluded from the calculation.